As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-82399
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 28, 1999)

                                  $350,000,000

                             CONEXANT SYSTEMS, INC.

              4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2006 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

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         This prospectus supplement relates to the resale by holders of our
4 1/4% Convertible Subordinated Notes Due May 1, 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated July 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                        PRINCIPAL AMOUNT OF
                                        NOTES BENEFICIALLY   PERCENTAGE OF  COMMON STOCK OWNED
                                         OWNED AND OFFERED       NOTES        OWNED PRIOR TO     COMMON STOCK
                  NAME                        HEREBY          OUTSTANDING      THE OFFERING     OFFERED HEREBY
--------------------------------------  -------------------  -------------  ------------------  --------------
AIG/National Union Fire
   Insurance..........................       $   960,000              *              20,781          20,781

Aloha Airlines Non-Pilots
   Retirement Trust...................           115,000              *               2,489           2,489

Aloha Airlines Pilots Retirement
   Trust..............................            70,000              *               1,515           1,515

Arkansas PERS.........................         1,675,000              *              36,258          36,258

Arkansas Teachers Retirement
   System.............................         2,670,000              *              57,797          57,797

Baptist Health of South Florida.......           179,000              *               3,874           3,874

Boston Museum of Fine Arts............           138,000              *               2,987           2,987

C&H Sugar Company, Inc................           185,000              *               4,004           4,004

Delaware PERS.........................          1,460,00              *              31,604          31,604

Engineers Joint Pension Fund..........           373,000              *               8,074           8,074

Forest Global Convertible Fund
   Series A5..........................         1,050,000              *              22,729          22,729

Forest Alternative Strategies
   Fund Series A5I....................            60,000              *               1,298           1,298

Forest Alternative Strategies
   Fund Series A5M....................            20,000              *                 432             432

Forest Fulcrum Fund L.P...............           820,000              *              17,750          17,750

Hawaiian Airlines Employees Pension
   Plan - IAM.........................           100,000              *               2,164           2,164

Hawaiian Airlines Pension Plans for
   Salaried Employees.................            25,000              *                 541             541

Hawaiian Airlines Pilots Retirement              155,000              *               3,355           3,355
   Plan...............................

ICI American Holdings Trust ..........           635,000              *              13,745          13,745


Island Holdings.......................            15,000              *                 324             324

Kapiolani Medical Center..............           225,000              *               4,870           4,870

Kentfield Trading, Ltd................         5,000,000            1.4%            108,234         108,234

LLT LTD % Forest Investment
   Management.........................            50,000              *               1,082           1,082

Massachusetts Mutual Life
   Insurance Company..................         1,350,000              *              29,223          29,223

MassMutual Corporate Investors........           425,000              *               9,199           9,199

MassMutual Corporate Value
   Partners Limited...................           750,000              *              16,235          16,235

MassMutual High Yield
   Partners II LLC....................         1,250,000              *              27,058          27,058

MassMutual Participation
   Investors..........................           225,000              *               4,870           4,870

Nalco Chemical Company................           325,000              *               7,035           7,035

Nicholas-Applegate Convertible
   Fund...............................           542,000              *              11,732          11,732

Physicians Life.......................           182,000              *               3,939           3,939

Pilgrim Convertible Fund..............         2,829,000              *              61,239          61,239

PRIM Board............................         2,720,000              *              58,879          58,879

Queen's Health Plan...................            40,000              *                 865             865

San Diego City Retirement.............         1,048,000              *              22,685          22,685

San Diego County Convertible..........         2,723,000              *              58,944          58,944

Starvest Combined Portfolio...........         1,325,000              *              28,682          28,682

State of Oregon Equity................         7,190,000            2.1%            155,641         155,641

State of Oregon/SAIF Corporation......         7,000,000            2.0%            151,528         151,528

Wake Forest University................           916,000              *              19,828          19,828

Warburg Dillon Read LLC...............         7,945,000            2.3%            171,984         171,984

Zeneca Holdings Trust.................           635,000              *              13,745          13,745

Any other holder of notes or future
transferee from any such holder.......        76,727,000           21.9%          1,660,947       1,660,947

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $46.196 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $46.196 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is August 11, 1999